Exhibit 10.4
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                      STOCK PLEDGE AGREEMENT
                      WITH ESCROW PROVISIONS


     AGREEMENT, made the 30th day of May, 1997, by and among TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation with its principal place of business at Fields Lane, Brewster, New York 10509 ("Pledgor"), PROGRAMS FOR EDUCATION, INC., a New Jersey corporation with its principal place of business at Building #6 Cane Farm, Rosemont, New Jersey 88556 ("Pledgee"), and PLUESE, LIHOTZ, INCOLLINGO & LEONE, 21 East Euclid Avenue, Haddonfield, New Jersey 08033 ("Escrow Agent").

                      W I T N E S S E T H :

     WHEREAS, Pledgor is the owner of one hundred (100%) percent of the issued and outstanding common shares of MODERN LEARNING PRESS, INC., a Delaware corporation with its principal place of business at 910 Church Street, Honesdale, Pennsylvania, (the "Corporation); and

     WHEREAS, Pledgor in connection with the purchase by the Corporation of substantially all of the assets of Pledgee pursuant to an Asset Purchase Agreement dated the 30th day of May, 1997 among the Pledgor, the Corporation and Pledgee (the "Asset Purchase Agreement") acknowledges the indebtedness and other obligations of the Corporation to Pledgee under the Asset Purchase Agreement, Note and Royalty Agreement (as defined in the Asset Purchase Agreement) and of the guaranty of such indebtedness and obligations by Pledgor; and

     WHEREAS, as security for such indebtedness and obligations and to induce Pledgee to enter into the Asset Purchase Agreement and to accept the Note and Royalty Agreement, Pledgor shall deliver to the Escrow Agent, in escrow, TEN (10) SHARES of the capital stock of the Corporation or such greater number as shall represent one hundred (100%) percent of the issued and outstanding stock of the Corporation (the "Shares"); and

     WHEREAS, Pledgee desires to accept the Note and Royalty
Agreement and the pledge of the Shares as security therefor, all according to the terms and conditions contained herein and therein.

     NOW, THEREFORE, it is agreed as follows:

     1.   PLEDGE.  As security for the performance of the
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Corporation's and Pledgor's obligations under the Asset Purchase
Agreement, the Corporation's payment and performance under the terms of the Note and Royalty Agreement, the Pledgor's obligations under that certain guaranty in favor of and delivered to Pledgee of even date hereof (the "Guaranty"), and all other obligations of the Corporation and Pledgor to the Pledgee in connection with the purchase by the Corporation of substantially all the assets and business of Pledgee, Pledgor hereby delivers, pledges, and assigns and grants to Pledgee a security interest in instruments of the following description: ten (10) common shares of MODERN LEARNING PRESS, INC. represented by Certificate No. 1 duly indorsed in blank, or with appropriate stock powers, in blank, and herewith delivered to the Escrow Agent (the "Pledged Shares"). The Escrow Agent shall hold the Pledged Shares, in escrow, as security for the performance and payment of all obligations of the Corporation and the Pledgee as described herein, and the Pledged Shares shall not be delivered to Pledgee, nor encumbered or disposed of by the Pledgee except in accordance with the provisions of paragraphs "4" and "5" of this Agreement.

     2.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PLEDGOR.
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          (a)  Pledgor hereby represents and warrants (i) that it
is the record and beneficial owner of, and has good and marketable title to the Pledged Shares, (ii) such shares are validly issued, fully paid and non-assessable and are free and clear of all pledges, liens, security interests, and other encumbrances and restrictions on the transfer and assignment thereof, except as affected by or arising pursuant to this Agreement, (iii) the Pledged Shares constitute one hundred (100%) percent of the issued and outstanding capital stock of the Corporation, and (iv) this Pledge creates a valid first lien on and security interest in the Pledged Shares.

          (b) Pledgor will not (i) sell, convey, or otherwise dispose of the Pledged Shares, (ii) permit any person to acquire a lien or security interest therein, and (iii) vote or consent with respect to the Pledged Shares so as to authorize any change in the authorized shares or stated capital of the Corporation or a dissolution or liquidation of the Corporation, without, in each of the above instances, the prior written consent of Pledgee which consent shall not be unreasonably withheld. As sole shareholder of the Corporation, Pledgor shall not authorize the Corporation to take any such action without such written consent.

     3.   PAYMENT OF PURCHASE PRICE.  The Corporation hereby
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delivers to Pledgee the Note.  Upon payment in full and performance of all other obligations of the Corporation and the Pledgor, as the case may be, under the Note, the Royalty Agreement, and the Guaranty, and further provided that no "Event of Default", as defined below, has occurred and is continuing, the Escrow Agent shall transfer and redeliver to the Pledgor all the Pledged Shares and the stock power, and upon such redelivery, this Agreement shall terminate and be of no further force and effect.

     4.   DEFAULT.  In the event that the Corporation or the
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Pledgor, as the case may be, defaults in the performance of any of the terms of this Agreement, or in the payment or performance of their respective obligations under the Asset Purchase Agreement, the Note, Royalty Agreement, or Guaranty, and in each case upon the expiration of any applicable cure periods (each an "Event of Default"), Pledgee shall have the rights and remedies provided in the Uniform Commercial Code in force in the State of New Jersey at the date of this Agreement (the "UCC"), and Pledgee shall, subject to the conditions contained in Paragraph 5 hereof, be entitled, without limitation to (i) cause the Pledged Shares to be titled in the name of Pledgee or its designated nominee, (ii) vote any or all of the Pledged Shares, give all consents, waivers and ratifications in respect thereto as though it were the absolute owner thereof; and (iii) receive or obtain any dividend or other distribution on account of such shares, and (iv) require any or all of the officers and directors of the Corporation to resign. Further, in the event of any Event of Default, the Escrow Agent shall, subject to the conditions contained in Paragraph 5 hereof, deliver the Pledged Shares to the Pledgee, or its successors or assigns. Pledgee may, upon thirty (30) days' notice to the Pledgor, sent by registered mail, and without liability for any diminution in price which may have occurred, purchase or sell all or any part of the Pledged Shares at such price and in such manner as required by the UCC as the Pledgee may determine. Out of the proceeds of any sale the Pledgee may retain an amount equal to the principal, interest and late charges, if any, and all other amounts then due, on the Note, plus the amount of the expenses of the sale, plus the amount of any other obligation of Pledgor to Pledgee, including under the Royalty Agreement, and shall pay any balance of such proceeds to the Pledgor as provided by law.

     5.   Escrow.
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          (a)  Pledgor and Pledgee hereby appoint Pluese, Lihotz,
Incollingo & Leone ("PLIL") the Escrow Agent hereunder, and PLIL hereby agrees to accept the appointment as Escrow Agent for all purposes of this Agreement.

          (b) Escrow Agent hereby acknowledges the receipt from Pledgor of the Pledged Shares.

          (c) Upon an Event of Default as defined in Paragraph 4 hereof, Pledgee shall send written notice to Escrow Agent, with proof of delivery of same to the Pledgor, and to Pledgor and its counsel in accordance with the notice provision contained in Paragraph 10 hereof. Escrow Agent shall be authorized to release the Pledged Shares to the Pledgee thirty (30) days after receipt of such written notice unless Escrow Agent receives within such thirty
(30) days (i) written objection by the Pledgor, stating the basis for its objection, or (ii) proof of cure of such default.

          (d) Upon receipt by Escrow Agent of written notice of objection from Pledgor as set forth in (c) above, Escrow Agent shall continue to hold such Pledged Shares until the earlier of:

               i. Written notice to release same signed by Pledgor and Pledgee or

               ii. Receipt of a non-appealable decision of a Court of competent jurisdiction, or award of binding arbitration, setting forth the party to which the Pledged Shares should be released.

          (e) The Escrow Agent shall not be liable to any of the parties for any act or omission, except for bad faith or gross negligence, and the parties hereby agree to indemnify the Escrow Agent and hold the Escrow Agent harmless from any claims, damages, losses or expenses (including reasonable attorneys' fees) arising in connection herewith. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder for their convenience. In the event of a dispute between the parties, the Escrow Agent shall not be bound to release and deliver the Pledged Shares to either party but may either continue to hold the Pledged Shares as set forth in (d) above, or Escrow Agent may deposit the Pledged Shares with the clerk of any court of competent jurisdiction. Upon such deposit, the Escrow Agent will be released from all duties and responsibilities hereunder.

          (f) The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it in respect to the subject matter of this Paragraph 5 unless requested to do so by Pledgor or Pledgee and indemnified to its satisfaction against the cost and expense of such defense (including attorneys' fees). The Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it in connection with this Paragraph 5.

          (g) The parties agree that, notwithstanding the role of PLIL as Escrow Agent, PLIL may and does represent Pledgee as legal counsel in connection with the subject matter of this Agreement and the Asset Purchase Agreement and otherwise. The foregoing shall not be deemed to be nor create a conflict of interest that will prevent PLIL from acting as counsel for Pledgee with respect to this or any other matter.

     6.   VOTING.  Provided no Event of Default has occurred and is
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continuing and subject to the limitations set forth in this
Agreement, at all meetings of shareholders or in connection with any rights of shareholders of the Corporation, at any time while Pledgor is indebted to Pledgee under the Note or Royalty Agreement, the Pledged Shares shall continue to be voted by the Pledgor, and the Pledgee shall execute at any time, if required, any instruments requested by the Pledgor necessary to evidence such rights, including without limitation, an appointment of Pledgor as proxy.

     7.   DIVIDENDS.  Provided no Event of Default has occurred and
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is continuing, all dividends and other amounts declared on the
Pledged Shares during the term of this pledge and received by the Pledgor as a result of its record ownership of the Pledged Shares shall be retained by Pledgor. Upon the occurrence of an Event of Default such dividends and other amounts shall be paid to Pledgee and applied against such obligations of Pledgor to Pledgee as Pledgee shall in its sole discretion determine.

     8.   ADJUSTMENTS.  In the event that, during the term of this
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pledge, any share dividend, reclassification, readjustment, or other change is declared or made in the capital structure of the Corporation, all new substituted, or additional shares, or other securities, issued by reason of any such change shall be deposited with and held by the Escrow Agent under the terms of this Agreement in the same manner as the Pledged Shares.

     9.   BENEFIT.  This Agreement shall bind and inure to the
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benefit of the parties, their legal representatives and assigns.

     10.  NOTICE.  Whenever under this Agreement notice is required
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to be given, it shall be given in writing and shall be deemed to have been given three (3) business days after the date such notice is deposited in the United States mails, postage prepaid, by certified or registered mailing and addressed as follows:

          If to the Pledgor:       Touchstone Applied Science
                                   Associates, Inc.
                                   c/o Mr. Andrew L. Simon, President
                                   Fields Lane
                                   Brewster, NY  10509

with a copy to Maureen Crush, Esq., Rider, Weiner, Frankel &
Calhelha, P.C., 655 Little Britain Road, New Windsor, NY 12553,

          If to the Pledgee:       Mr. Bernard B. Shapiro
                                   186 Cafferty Road
                                   Pipersville, PA  18947

with a copy to Helene Leone, Esq., Pluese, Lihotz, Incollingo &
Leone, 21 East Euclid Avenue, Haddonfield, NJ 08033.

          If to Escrow Agent:      Pluese, Lihotz, Incollingo & Leone
                                   c/o Helene Leone, Esq.
                                   21 East Euclid Avenue
                                   Haddonfield, NJ 08033

     11.  GOVERNING LAW.  This Agreement shall be governed by and
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construed under the laws of the State of New Jersey.

     12.  ASSIGNMENT/AMENDMENT.  This Agreement and the rights and
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obligations thereunder cannot be assigned by either party without the written consent of the others. No amendment or waiver under this Agreement shall be effective unless in writing and signed by the parties hereto.

     IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first above written.

                    PLEDGEE:

                    PROGRAMS FOR EDUCATION, INC.

                         /s/ BERNARD B. SHAPIRO
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                    Bernard B. Shapiro, President


                    PLEDGOR:

                    TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.


                         /s/ ANDREW L. SIMON
                    ------------------------------------------
                    Andrew L. Simon, President


                    ESCROW AGENT:

                    PLUESE, LIHOTZ, INCOLLINGO & LEONE


                         /s/ HELENE LEONE
                    ------------------------------------------
                    Helene Leone, Esq.